Exhibit 27

AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE WARRANT

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) dated as of June 30, 2015 (the “Effective Date”) is entered into by Electronic Cigarette International Group, Ltd. (formerly Victory Electronic Cigarettes Corporation) (the “Company”), and Calm Waters Partnership or its assigns (the “Holder”) of the Original Warrant (as defined below).

Recitals

WHEREAS, the Company issued to the Holder a Common Stock Purchase Warrant dated February 28, 2014 (the “Original Warrant”);

WHEREAS, the parties desire that the Original Warrant be amended to reflect a change in certain provisions as specified below; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.

Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Warrant.

Section 2.

Amendments to Original Warrant.

(a)

The first paragraph of the Original Warrant is hereby amended and restated in its entirety as follows:

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Calm Waters Partnership or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after February 28, 2014 (the “Initial Exercise Date”) and on or prior to the close of business on the five year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Electronic Cigarettes International Group (f/k/a Victory Electronic Cigarettes Corporation), a Nevada corporation (the “Company”), up to 4,444,444 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

(b)

Section 2(b) “Exercise Price” of the Original Warrant is hereby amended and restated in its entirety as follows:

“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $1.1025, subject to adjustment hereunder (the “Exercise Price”).”

(c)

Section 2(e) “Cashless Exercise” shall be added as follows:

“Cashless Exercise. If at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.”

(d)

Section 3(b) “Subsequent Equity Sales” of the Original Warrant is hereby amended and restated in its entirety as follows:

“[Reserved]”

(e)

Section 3(g) “Subsequent Issuances” of the Original Warrant is hereby amended and restated in its entirety as follows:

“[Reserved]”

Section 3.

Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Warrant, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Original Warrant to “this Warrant”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Warrant shall mean the Original Warrant as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Warrant and this Amendment, the provisions of this Amendment shall control and be binding.

Section 4.

Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

ELECTRONIC CIGARETTES
INTERNATIONAL GROUP, LTD.

By:
Name:
Title:

Acknowledged and Accepted as of the
date first written above:

Calm Waters Partnership
Name of Holder

By:/s/ Richard S. Strong
Name: Richard S. Strong
Title: Managing Partner
Calm Waters Partnership